Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Xerox Corporation, which appears in the 2004 Annual Report to Shareholders of Xerox Corporation, which is incorporated by reference in Xerox Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated February 21, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in this Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Stamford, CT

May 25, 2005